EXHIBIT 99.1

Casey's Announces the Closing of the Fikes Wholesale Acquisition and Provides a Business Update

ANKENY, Iowa, November 5, 2024 – (Business Wire) – Casey’s General Stores, Inc. (“Casey’s” or the “Company”) (Nasdaq: CASY), one of the leading convenience store chains in the United States, today announced the closing of the previously announced acquisition of Fikes Wholesale (“Fikes”), owner of CEFCO Convenience Stores (“CEFCO”), on November 1, 2024. The acquisition will bring 148 additional stores to Texas, which is a highly strategic market for Casey’s, as well as 50 stores in the southern states of Alabama, Florida, and Mississippi. This acquisition brings the total store count to approximately 2,900 stores.

“This acquisition is the largest in Casey’s history and in line with the strategic plan laid out at the June 2023 Investor Day,” said Darren Rebelez, Board Chair, President and Chief Executive Officer of Casey’s. “We are thrilled to complete this transaction, welcome Fikes to the Casey’s team, and look forward to bringing Casey’s pizza to these high-volume stores.”

Business Update

Casey’s expects the fuel margin for the second quarter ended, October 31, 2024, to be approximately 40 cents per gallon.

About Casey’s General Stores

Casey’s is a Fortune 500 company (Nasdaq: CASY) operating approximately 2,900 convenience stores. Founded more than 50 years ago, the company has grown to become the third-largest convenience store retailer and the fifth-largest pizza chain in the United States. Casey’s provides freshly prepared foods, quality fuel and friendly service at its locations. Guests can enjoy pizza, donuts, other assorted bakery items, and a wide selection of beverages and snacks. Learn more and order online at www.caseys.com, or in the mobile app.

Investor Relations Contact:
Brian Johnson (515) 446-6587

Brian.johnson@caseys.com

Media Relations Contact:
Katie Petru (515) 446-6772

Katie.petru@caseys.com

Forward-Looking Statements

This communication contains statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including those related to the potential impact of consummation of the transaction on relationships with third parties, expectations for future periods, possible or assumed future results of operations, financial conditions, liquidity and related sources or needs, business and/or integration strategies, plans and synergies, supply chain, growth opportunities, and performance at the Company’s stores. There are a number of known and unknown risks, uncertainties, and other factors that may cause the Company’s actual results to differ materially from any results expressed or implied by these forward-looking statements, including but not limited to the execution of the Company’s strategic plan, the integration and financial performance of acquired stores, wholesale fuel, inventory and ingredient costs, distribution challenges and disruptions, the impact and duration of the conflict in Ukraine or other geopolitical disruptions, as well as other risks, uncertainties and factors which are described in the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission and available on the Company’s website. Any forward-looking statements contained in this communication represent our current views as of the date of this communication with respect to future events, and the Company disclaims any intention or obligation to update or revise any forward-looking statements in this communication whether as a result of new information, future events, or otherwise.